Exhibit 99.1

N E W S  B U L L E T I N
                                 FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2015 First Quarter Results

OXNARD, CA, July 1, 2014 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its first quarter ended May 31, 2014. Highlights for the quarter include:

  Consolidated first quarter revenue of $59.0 million, up 10% compared to the first quarter last year, with Wireless Datacom revenue up 17% over prior year first quarter to $47.8 million and Satellite revenue down 14% to $11.1 million.
  First quarter GAAP net income of $2.7 million, or $0.07 per diluted share, compared to $1.7 million, or $0.05 per diluted share for the first quarter last year.
  Adjusted Basis (non-GAAP) net income of $6.9 million, or $0.19 per diluted share, compared to $5.6 million, or $0.16 per diluted share, for the same period last year.
  Net cash provided by operations for the first quarter of $7.3 million, and total cash and short term marketable securities balance at May 31, 2014 of $34.2 million.

Commenting on the first quarter fiscal 2015 results, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “Overall, I am pleased with the solid first quarter performance across our enterprise. Demand for our Mobile Resource Management (MRM) products drove a 17% year-over-year increase in Wireless Datacom segment first quarter revenues, which in turn contributed to a 23%, growth in non-GAAP earnings. I am particularly encouraged by continued growth in auto insurance telematics revenue and a return to growth in fleet management in the first quarter. These factors more than offset a temporary decline in energy revenues and continued weakness in Latin America. In our Satellite segment, shipments made late in the quarter coupled with some demand for a high margin legacy product resulted in meaningful contributions from this segment to our operating cash flow and bottom-line profitability.”

Fiscal 2015 First Quarter Results
Total revenue for the fiscal 2015 first quarter was $59.0 million compared to $53.7 million for the first quarter of fiscal 2014, an increase of 10%. Wireless Datacom revenue increased to $47.8 million from $40.9 million in the same period last year, and Satellite revenue was $11.1 million compared to $12.9 million in the first quarter last year.

Consolidated gross profit for the fiscal 2015 first quarter was $20.2 million, an increase of $1.7 million over the same quarter last year, primarily attributable to higher revenue. The consolidated gross margin was essentially unchanged at 34.3% in the fiscal 2015 first quarter, compared to 34.4% in the first quarter last year.

CalAmp Reports Fiscal 2015 First Quarter Results
July 1, 2014

GAAP net income for the fiscal 2015 first quarter was $2.7 million, or $0.07 per diluted share, compared to net income of $1.7 million, or $0.05 per diluted share, in the first quarter of last year. While the Company’s GAAP-basis effective tax rate approximates the combined US federal and state statutory tax rate, the Company’s pretax income is still largely sheltered from taxation by NOL and research and development tax credit carryforwards, and is expected to remain so for the next several years.

Non-GAAP net income for the fiscal 2015 first quarter was $6.9 million, or $0.19 per diluted share, compared to non-GAAP earnings of $5.6 million, or $0.16 per diluted share, for the same quarter last year. Non-GAAP net income excludes the impact of intangibles amortization expense, stock-based compensation expense and acquisition-related expenses, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of May 31, 2014, the Company had total cash and marketable securities of $34.2 million and no bank debt outstanding. Net cash provided by operating activities during the first quarter was $7.3 million, and the unused borrowing capacity on the bank revolver as of the end of the first quarter was $15 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “In the fiscal 2015 second quarter, we expect consolidated revenue in the range of $57 to $61 million. We anticipate Wireless Datacom revenue in the second quarter will be higher on both a sequential quarter and year-over-year basis due primarily to the resumption of shipments to our key OEM customer in the solar power industry and healthy customer demand for our products and services within most of our core verticals, offset by a sharp decline in Positive Train Control (PTC) revenues and only modest contribution from MRM product sales in Latin America. Satellite revenue in the second quarter is expected to be down on a sequential quarter basis to the lower end of its normal quarterly operating range. At the bottom line, we expect second quarter GAAP-basis net income in the range of $0.05 to $0.09 per diluted share and non-GAAP net income in the range of $0.17 to $0.21 per diluted share.”

Mr. Burdiek continued, “For the full year in fiscal 2015, we expect consolidated revenues to gain momentum as the year progresses. As a result, we anticipate the second half of fiscal 2015 will be significantly stronger than the first half of the year, with Wireless Datacom revenue growth expected to accelerate as we move through the last two quarters of the year driven by the emerging auto insurance telematics and heavy equipment markets. However, this momentum is expected to be partially offset by the full year outlook for our Satellite business, which is now anticipated to be below earlier projections.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2015 first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 1-877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 13584281. An audio replay will be available through July 15, 2014 by calling 1-877-870-5176 or 1-858-384-5517 and entering the Conference ID # 13584281.

CalAmp Reports Fiscal 2015 First Quarter Results
July 1, 2014

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions and uncertainties in the geopolitical environment, product demand, competitive pressures and pricing declines in our Wireless Datacom and Satellite segments, the timing and acceptance of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, changes in wireless transmission standards and technologies including 3G and 4G standards, dependence on third-party manufacturers and component suppliers in foreign countries, and other risks or uncertainties that are described in our Annual Report on Form 10-K that was filed on April 24, 2014 with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

CalAmp Reports Fiscal 2015 First Quarter Results
July 1, 2014

CALAMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	May 31,
	2014	2013
Revenues	$58,981	$53,746

Cost of revenues	38,762	35,265

Gross profit	20,219	18,481

Operating expenses:
Research and development	5,118	5,158
Selling	5,177	4,985
General and administrative	3,637	3,812
Intangible asset amortization	1,683	1,649
	15,615	15,604

Operating income	4,604	2,877

Non-operating expense, net	(87)	(169)

Income before income taxes	4,517	2,708
Income tax provision	(1,824)	(1,023)

Net income	$2,693	$1,685

Earnings per share:
Basic	$0.08	$0.05
Diluted	$0.07	$0.05

Shares used in computing earnings per share:
Basic	35,572	34,566
Diluted	36,525	35,663

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended
	May 31,
	2014	2013
Revenues
Wireless DataCom	$47,847	$40,865
Satellite	11,134	12,881

Total revenues	$58,981	$53,746

Gross profit
Wireless DataCom	$17,315	$15,960
Satellite	2,904	2,521

Total gross profit	$20,219	$18,481

Operating income
Wireless DataCom	$3,668	$2,366
Satellite	1,856	1,548
Corporate expenses	(920)	(1,037)

Total operating income	$4,604	$2,877

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CalAmp Reports Fiscal 2015 First Quarter Results
July 1, 2014

CALAMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	February 28,
	2014	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$22,052	$19,233
Short-term marketable securities	12,122	8,500
Accounts receivable, net	34,799	36,904
Inventories	14,959	14,968
Deferred income tax assets	7,617	7,619
Prepaid expenses and other current assets	4,384	5,017
Total current assets	95,933	92,241
Long-term marketable securities	-	518
Property, equipment and improvements, net	5,669	4,771
Deferred income tax assets, less current portion	33,464	35,131
Goodwill	15,508	15,422
Other intangible assets, net	27,456	29,131
Other assets	3,461	2,051

	$181,491	$179,265
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$1,194	$1,156
Accounts payable	20,314	20,508
Accrued payroll and employee benefits	3,929	6,594
Deferred revenue	8,366	8,251
Other current liabilities	5,188	5,609

Total current liabilities	38,991	42,118

Long-term debt	476	702
Other non-current liabilities	4,946	3,298

Stockholders' equity:
Common stock	360	359
Additional paid-in capital	207,391	206,154
Accumulated deficit	(70,608)	(73,301)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	137,078	133,147

	$181,491	$179,265

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CalAmp Reports Fiscal 2015 First Quarter Results
July 1, 2014

CALAMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Three Months Ended
	May 31,
	2014	2013
Cash flows from operating activities:
Net income	$2,693	$1,685
Depreciation and amortization	2,187	2,067
Stock-based compensation expense	820	631
Amortization of debt issue costs and discount	193	88
Deferred tax assets, net	1,669	992
Changes in operating working capital	(230)	321

Net cash provided by operating activities	7,332	5,784

Cash flows from investing activities:
Purchases of marketable securities, net of redemptions	(3,104)	-
Capital expenditures	(1,410)	(404)
Acquisition net of cash acquired	-	(46,837)

Net cash used in investing activities	(4,514)	(47,241)

Cash flows from financing activities:
Proceeds from bank term loan	-	5,000
Repayments of bank term loan	-	(1,967)
Payment of acquisition-related note and contingent consideration	(417)	(257)
Taxes paid related to net share settlement of vested equity awards	(84)	(258)
Proceeds from exercise of stock options	502	333

Net cash provided by financing activities	1	2,851

Net change in cash and cash equivalents	2,819	(38,606)

Cash and cash equivalents at beginning of period	19,233	63,101

Cash and cash equivalents at end of period	$22,052	$24,495

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CalAmp Reports Fiscal 2015 First Quarter Results
July 1, 2014

CALAMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended
	May 31,
	2014	2013
GAAP basis pretax income	$4,517	$2,708

Amortization of intangible assets	1,683	1,649
Stock-based compensation expense	820	631
Acquisition and integration expenses	-	637
Pretax income (non-GAAP basis)	7,020	5,625

Income tax provision (non-GAAP basis) (a)	(125)	(32)
Adjusted Basis net income	$6,895	$5,593

Adjusted Basis net income per diluted share	$0.19	$0.16

Weighted average common shares outstanding
on diluted basis	36,525	35,663

(a)	The non-GAAP income tax provision represents cash taxes paid or payable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

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